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                                                                  News Release
FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE


             MALAN REALTY INVESTORS ANNOUNCES SALE OF TWO PROPERTIES


         BINGHAM FARMS, MICH., FEBRUARY 17, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that it has completed the sale of a shopping center and a parcel of vacant land.

         The 96,268 square foot shopping center is located in Fairview Heights, Illinois, east of St. Louis. The vacant land parcel is located in Lawrence, Kansas. Net cash proceeds to Malan from the two transactions were approximately $2.9 million.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 26 properties located in eight states that contains an aggregate of approximately 2.1 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute the plan of liquidation, expenses incurred during the

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liquidation period, the company's ability to retire or refinance its indebtedness as it comes due, its success in selling assets, the changing market conditions affecting the sale prices of its properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, economic downturns, leasing activities, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, other risks associated with the commercial real-estate business, and other concerns as detailed in the company's filings from time to time with the Securities and Exchange Commission.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.